                                    Exhibit 2
              (Information provided as of June 29, 2001 in response
                     to Items 2 through 6 of Schedule 13D)
                       Executive Officers and Directors of
               Clal Biotechnologies Industries Ltd. ("Clal Pharm")
         Who are not Executive Officers or Directors of Clal Industries
      Address is: 3 Azrieli Center, Triangle Tower, Tel Aviv 67023, Israel
      (citizenship the same as country of residence unless otherwise noted)


Name and Address         Position              Principal Occupation
----------------         ---------             --------------------
David Haselkorn, Ph.D.   Chief Executive       Chief Executive Officer
3 Azrieli Center,        Officer
Triangle Tower,
Tel Aviv, Israel


Based on the information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.

                                                             Page 18 of 27 pages